UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Graf Acquisition Corp. IV

(Name of Registrant as Specified In Its Charter)

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 Graf Acquisition Corp. IV Withdraws Extension Proposal

The Woodlands, TX – December 16, 2022 – Graf Acquisition Corp. IV (Nasdaq: GFOR, GFOR.U, GFOR WS) (the “Company”) today announced that it is withdrawing from the ballot for its special meeting of stockholders to be held on December 21, 2022 (the “Special Meeting”) the proposal to amend the Company’s certificate of incorporation to extend the date by which the Company must consummate a business combination from May 25, 2023 to September 29, 2023 (the “Extension Proposal”). The withdrawal of the Extension Proposal has no effect on the three other proposals on the ballot for the Special Meeting. As a result of the withdrawal of the Extension Proposal, the Company will cease to provide stockholders with the opportunity to redeem their shares for a pro rata portion of the funds held in the trust account in connection with the Special Meeting. Any shares already submitted for redemption will be returned to shareholders promptly.

About Graf Acquisition Corp. IV

Graf Acquisition Corp. IV is blank check company newly incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Additional Information and Where to Find It

The Company has filed a definitive proxy statement (the “Extension Proxy Statement”) to be used to approve the Extension. The Company has mailed the Extension Proxy Statement to its stockholders of record as of November 18, 2022 in connection with the Extension. Investors and security holders of the Company are advised to read the Extension Proxy Statement and any amendments thereto, because these documents will contain important information about the Extension and the Company. Stockholders will also be able to obtain copies of the Extension Proxy Statement, without charge, at the SEC’s website at www.sec.gov or by directing a request to: Graf Acquisition Corp. IV, 1790 Hughes Landing Blvd., Suite 400, The Woodlands, Texas 77380.

Participants in the Solicitation

The Company and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the Extension under the rules of the SEC. Information about the directors and executive officers of the Company and a description of their interests in the Company and the Extension are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on March 31, 2022 and the definitive Extension Proxy Statement, which was filed with the SEC on November 23, 2022. These documents can be obtained free of charge from the sources indicated above.

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